Exhibit 99.1

HUDSON TECHNOLOGIES ANNOUNCES CEO DEPARTURE AND SUCCESSION PLAN

- COMPANY ANNOUNCES strong PRELIMINARY THIRD QUARTER 2025 RESULTS -

WOODCLIFF LAKE, NJ – NOVEMBER 3, 2025 –Hudson Technologies, Inc. (NASDAQ: HDSN) a leading provider of innovative and sustainable refrigerant products and services to the Heating, Ventilation, Air Conditioning, and Refrigeration industry – and one of the nation’s largest refrigerant reclaimers – today announced that Chairman and Chief Executive Officer Brian Coleman has stepped down effective immediately.

Brian Coleman has led Hudson Technologies as Chairman, President and Chief Executive Officer since June 2020. He joined Hudson Technologies as Chief Financial Officer in 1997 and was later appointed President and Chief Operating Officer in August 2001.

Vincent Abbatecola, Lead Independent Director of Hudson Technologies, commented “On behalf of the Board, I would like to thank Brian for his dedication and contributions to Hudson Technologies. During his tenure, particularly in the difficult time after the passing of our founder Kevin Zugibe, Brian’s leadership and financial acumen allowed the Company to further strengthen its competitive positioning in the marketplace while also transforming its balance sheet.  We wish Brian every success in the future.

"With our industry positioning, strong profitability, enhanced balance sheet and attractive long-term industry tailwinds, we are now in a unique position to drive both organic and inorganic growth.  The  Board is in late-stage evaluation and conversation with CEO candidates to lead Hudson in the next phase of its growth and expects to announce an appointment in the near term.”

Until the Board completes its process and a permanent replacement is appointed, Brian Bertaux, Chief Financial Officer, will assume Chief Executive Officer responsibilities on an interim basis.

Preliminary Third Quarter 2025 Financial Results

For the quarter ended September 30, 2025, the Company expects to report 20% revenue growth to $74.0 million compared to revenue of $61.9 million in the same quarter last year, gross margin of 32%, and net income growth of 59% to $12.4 million, or $0.27 per diluted share, compared to net income of $7.8 million or $0.17 per diluted share in the same period of 2024. The Company will announce full financial results after the market close on Wednesday, November 5.

About Hudson Technologies

Hudson Technologies, Inc. is a leading provider of innovative and sustainable refrigerant products and services to the Heating Ventilation Air Conditioning and Refrigeration industry. For nearly three decades, we have demonstrated our commitment to our customers and the environment by becoming one of the first in the United States and largest refrigerant reclaimers through multimillion dollar investments in the plants and advanced separation technology required to recover a wide variety of refrigerants and restoring them to Air-Conditioning, Heating, and Refrigeration Institute standard for reuse as certified EMERALD Refrigerants™. The Company's products and services are primarily used in commercial air conditioning, industrial processing and refrigeration systems, and include refrigerant and industrial gas sales, refrigerant management services consisting primarily of reclamation of refrigerants and RefrigerantSide® Services performed at a customer's site, consisting of system decontamination to remove moisture, oils and other contaminants. The Company’s SmartEnergy OPS® service is a web-based real time continuous monitoring service applicable to a facility’s refrigeration systems and other energy systems. The Company’s Chiller Chemistry® and Chill Smart® services are also predictive and diagnostic service offerings. As a component of the Company’s products and services, the Company also generates carbon offset projects.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Statements contained herein which are not historical facts constitute forward-looking statements. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to, changes in the laws and regulations affecting the industry, changes in the demand and price for refrigerants (including unfavorable market conditions adversely affecting the demand for, and the price of, refrigerants), the Company's ability to source refrigerants, regulatory and economic factors, seasonality, competition, litigation, the nature of supplier or customer arrangements that become available to the Company in the future, adverse weather conditions, possible technological obsolescence of existing products and services, possible reduction in the carrying value of long-lived assets, estimates of the useful life of its assets, potential environmental liability, customer concentration, the ability to obtain financing, the ability to meet financial covenants under its existing credit facility, any delays or interruptions in bringing products and services to market, the timely availability of any requisite permits and authorizations from governmental entities and third parties as well as factors relating to doing business outside the United States, including changes in the laws, regulations, policies, and political, financial and economic conditions, including inflation, interest and currency exchange rates, of countries in which the Company may seek to conduct business, the Company’s ability to successfully integrate any assets it acquires from third parties into its operations, and other risks detailed in the Company's 10-K for the year ended December 31, 2024 and other subsequent filings with the Securities and Exchange Commission. The words "believe", "expect", "anticipate", "may", "plan", "should" and similar expressions identify forward-looking statements.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.

Investor Relations Contact: John Nesbett/Jennifer Belodeau IMS Investor Relations (203) 972-9200 jnesbett@imsinvestorrelations.com	Company Contact: Brian J. Bertaux, CFO Hudson Technologies, Inc. (845) 735-6000 bbertaux@hudsontech.com